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On May 20, 2009, Target Corporation hosted its first quarter earnings conference call.  The following is a transcript of the call:

 Operator

 Welcome to the Target Corporation’s first quarter earnings release conference call. (Operator Instructions) Afterwards, you will be invited to participate in the question-and-answer session. As a reminder, this conference is being recorded Wednesday May 20, 2009.

I would now like to turn the conference over to Gregg Steinhafel, Chairman, President and Chief Executive Officer. Please go ahead, sir.

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 Good morning and welcome to our 2009 first quarter earnings conference call. This morning, I will briefly review our first quarter performance, provide an update on our strategy and outlook for 2009, and describe the current status of our proxy contest with Pershing Square. Then, Kathy Tesija, Executive Vice President Merchandising, will discuss key initiatives underway that are already benefiting our business, as evidenced by our first quarter results, as well as initiatives planned for implementation in the coming months. Next, Doug Scovanner, Executive Vice President and Chief Financial Officer, will review our first quarter financial results and describe our expectations for the second quarter and the back half of the year. Finally, we will open the phone lines for a question-and-answer session.

As a reminder, we are joined on this conference call by investors and others who are listening to our comments today live via Webcast. Following this conference call, John Hulbert and Doug will be available throughout the remainder of the day to answer any follow up questions you may have. Also, as a reminder, any forward-looking statements that we make this morning are subject to risks and uncertainties. The most important of which are described in our SEC filings. Most of our comments this morning will be focused on our first quarter results, key initiatives within our business and outlook for the second quarter. But first, I would like to spend a few minutes talking about the proxy contest initiated by Pershing Square to replace the four current Directors of our Board, whose terms expire at our annual meeting of shareholders next week.

We firmly believe that Target’s four Director nominees; Mary Dillon, Dick Kovacevich, George Tamke, and Sol Trujillo, have significant leadership experience that is highly relevant to delivering continued profitable growth and generating significant shareholder value over time. Together, with the other eight Board members, we believe these Directors and Target’s management team have developed and successfully executed a strategy focused on continuous innovation, outstanding value. And a superior guest experience, that has produced strong financial results and made Target one of the best retailers in the United States.

We strongly maintain that our current Board, including these four nominees, is the right Board, with the strength, diversity, experience and qualifications to provide continued effective, independent oversight and direction to the Company. Our Board is fully engaged with management in driving Target’s overall strategy and ensuring that our shopping experience is both deliberately differentiated from our primary competitors and embraced by our guests, even as their preferences evolve. Since the implementation of our “Expect More, Pay Less” brand promise nearly two decades ago, our differentiated strategy, with it intense focus on outstanding value, on outstanding design and refreshing affordability, has delivered meaningful value for shareholders.

As we look to the future, we have a number of initiatives underway, some of which you’ll hear about today, that we believe will contribute to continued growth in revenue and profitability. We are keenly focused on remaining relevant to our guests and differentiated from Wal-Mart and others. We believe that Target is well positioned to continue graining profitable market share and we expect that Target will continue to outperform relative to our industry peers, just as we have historically.

We are confident in our slate of independent, experienced nominees and the strategy they have helped to shape. And we firmly believe that the replacement of any of the four current Directors would diminish the strength and talent of our Board and impair its ability to continue to generate lasting and substantial value for all of our shareholders. In contrast, we believe Pershing Square has presented a risky and speculative real estate proposal. Has made claims about Target’s food and credit card businesses that clearly reflect a lack of understanding of our strategy. And has nominated a slate of Directors who have openly acknowledged that they have no definitive plan to create value for Target shareholders over time.

For example, Pershing Square points to the fact that the mix of food in our assortment is much lower than Wal-Mart’s. This misses the point that Target’s differentiated assortment is the key aspect of our strategy that has created so much value over time. Pershing Square also criticizes us for not selling our credit card portfolio at some unspecified point in the past. This criticism conveniently ignores the fast that Target earned nearly

$2.4 billion in credit card segment profits from 2004 through 2008. And that Target would have had to give away a meaningful portion of those profits, had it sold the portfolio during that period. And while it is a fact that our credit card segment profit fell sharply in 2008, This decline was due in part to paying J.P. Morgan Chase for the credit risk they agreed to bear in our May 2008 transaction. It is also a fact that no bank was willing to pay us more than we actually earned during this period for the privilege of controlling or owning this portfolio.

In summary, we believe there was no executable transaction that would have created more shareholder value than the course of action we chose. We believe Pershing Square has attempted to divert attention from their real agenda with distractions related to the size of the Target Board, the integrity of the Board nomination process, the quality of the site of our annual shareholders meeting and the suggestion of a universal proxy card. I’d like to briefly address each of these issues.

We firmly believe that the Board properly consisted of 12 Directors at the time of Bob Ulrich’s retirement, at the end of January. However, in order to avoid expensive and distracting arbitration, we have elected to allow shareholders to determine our Board size by including a proposal in our proxy. Target has a formal and consistent process for screening and recommending new Director candidates. Despite being well beyond the Board’s publicly disclosed deadline of December 31 for the submission of nominees, the Nominating Committee, comprised of only independent Directors, gave full and fair consideration to Pershing Square’s first two candidates. Pershing Square did not suggest Mr. Ashner and Mr. Vague until two business prior to the Nominating Committee’s decision. And never a suggested Mr. Donald or Mr. Gilson for consideration.

Since 2006, Target has held its annual meeting for shareholders in new constructed brand right Target store, scheduled for opening in our July store opening cycle. Each of these stores have been in great condition at the time of the meeting and we expect this year to be no different. Five weeks after they launched their contest and on the very day we filed our definitive proxy materials and without any advance communication to Target, Pershing Square suggested the use of a universal proxy card for this contest.

Broadridge has confirmed that it would have to make significant changes to its electronic voting system that would take a substantial amount of time to implement. Making automated voting on a universal proxy card unfeasible in the time frame of this proxy contest. In recent weeks, we have received strong support for our strategy and our Board from many of our shareholders. And we are very pleased with yesterday’s recommendation, by Glass Lewis, that shareholders support all of our independent and highly qualified Director nominees. Their recommendation reinforces our strong belief that Target’s Board and management are executing the right strategy for sustaining Target’s competitive advantage and driving continued profitable growth. In contrast, we believe that RiskMetrics reached the wrong conclusion and one, which is clearly inconsistent with its own policy.

These policies provide that the dissident, first, has burden of proving that change to the Board is warranted. And then, must prove that its nominees are likely to affect positive change if elected. We do not believe that Pershing Square met either of these tests. And we believe that, unfortunately, RiskMetrics’ analysis includes numerous statements and comparisons that are inaccurate or misleading. In our opinion, the report is fundamentally flawed and should be viewed critically by investors. We have a long history of being open with and accessible to our shareholders. And we have been consistent and transparent in our relationship with Pershing Square from the beginning. We simply do not believe that the election of any of the Pershing Square nominees would enhance the creation of shareholder value or be in the best interest of our shareholders.

Now, let’s turn our attention to Target’s strategy and performance during the first quarter of 2009. We are pleased with our first quarter results released this morning. We are seeing encouraging signs of stability in the operating results of both our retail and credit segment. Satisfaction among our guests continues to be among the highest in the industry, with guest survey scores continuing to trend upward. Broadly speaking, economic conditions appear to be stabilizing somewhat. And we believe this will prompt greater discretionary spending in the months ahead. We continue to plan conservatively, however, as key economic indicators like unemployment, fuel prices, bankruptcies and home foreclosures remain uncertain.

The actions we have taken during this challenging economic period, balancing offense and defense as we focus on remaining relevant to our guests over the long-term, are driving sales and profitability and helping us sustain our competitive advantage. Our intensified focus on food, including the test of our new expanded food format, is positioning us to drive frequency and sales, as we continue to evolve our assortment to satisfy our guests’ needs and their desire for a convenient one-stop shopping destination.

The consolidation of our own brand portfolio, including the relaunch of our Target brand health items and household essentials, will improve profitability and price perception. Our new broadcast campaign conveys the connection our guests feel towards “Expect More, Pay Less.” And talks to them in an authentic Target voice, that we believe will attract savvy, price sensitive consumers, who want great value and an outstanding shopping experience. Kathy will discuss each of these in greater detail in a few moments.

We also continue to successfully pursue thoughtful, meaningful expense management and productivity improvements, as well as disciplined inventory management. Which are allowing us to maintain our unwavering brand standards, while delivering profitable results. And while Doug will talk more about our credit card segment shortly, I’m pleased with the improvements we’re seeing in this business. Following aggressive actions taken last year to manage credit granting and underwriting, early stage delinquencies have declined in each of the last three months, write-offs are in line with our expectations, our assessment of the portfolio’s risks, led to a slight reduction in our allowance for doubtful accounts at the end of the first quarter. And unlike many other credit card issuers, our portfolio in the quarter was profitable.

We believe all of these initiatives are consistent with our long-term strategy of creating shareholder value over time and position us to succeed in any economic environment. Now, Kathy, will talk about initiatives that are driving our business today, as well as initiatives that will be implemented in the coming months.

 Kathy Tesija  - Target Corporation - EVP Merchandising

 Thanks, Greg. We are already seeing evidence that many of our new initiatives are benefiting our business. And we are optimistic that initiatives we plan to implement later in the year will also drive favorable results. These efforts demonstrate that Target is not being complacent. That we are aggressively pursuing opportunities to delight our guests and enhance our sales and profitability. Our continuing brand research, which I’ll discuss more in a few minutes, shows that our “Expect More, Pay Less” brand promise is more relevant than ever. While we condition to deliver the differentiation our guest has come to expect, we are also aggressively delivering the value she demands.

Our merchandising and marketing efforts are keenly focused on letting her know that we understand her needs and we are uniquely positioned to help. Our commitment to deliver an exceptional, affordable every day shopping experience; combined with our drive for speed, innovation and execution, are helping us drive trips, generate profitable sales and satisfy loyal Target guests. While attracting new guests to our stores. While Target continues to experience shifts in spending due the the economy, our guest research shows, both very favorable signs of guests’ affinity for our brand and indications of some rebounding of consumer confidence. Satisfaction among Target guests continues to be among the highest in the industry and more than 50% of guests rate us as one of their favorite places to shop.

We lead our competition on measures of emotional engagement, shopping experience and guest service. Store performance scores and guest satisfaction scores, continue their upward trend and are at all time highs. Affirming, that our thoughtful expense management has not negatively impacted the guest experience. Upholding these standards is very important because the Target guest has high expectations. She tends to be more affluent, associates Target strongly with discretionary merchandise and therefore, makes more discretionary trips to our stores. In this economy, most of the trips we are losing are discretionary trips from our highest income guests, who have the most trips to give up. These guests still rate Target very high on satisfaction compared with other retailers. They simply have cut back on some of their discretionary trips.

Target continues to gain new guests in the first quarter, just as we did throughout all of 2008. While guests strongly associate Target with discretionary merchandise, their satisfaction and loyalty, combined with our strategies to improve their association with nondiscretionary items will position us to continue to gain profitable market share into the future. We’re pleased that our guests are so satisfied with their shopping experience at Target and part of that satisfaction is having the products they need, when they need them.

Our conservative management of inventory flow is helping us manage through this challenging sales environment, while delivering supply chain efficiency and superior management of instock levels. We’ve been using store and merchandise segmentation to determine optical assortments and inventory levels, based on store sales volume, geography and demographics. In addition to driving sales, this strategy reduces store labor and clearance markdowns and improved instock reliability. We exited the first quarter with inventories in very good condition, which has contributed to favorable markdown rates, margin performance and overall profitability.

Within our merchandise assortment, discretionary categories continue to be challenged. But some discretionary categories performed better than average in the first quarter, including newborn, infant, toddler apparel, intimate, hosiery, performance wear and toys. Nondiscretionary categories enjoyed continued comparable store sales growth, with the strongest performance in health care and beauty, food and household essentials. Our research indicates that guests are sick sticking more closely to their shopping list. And additionally, we have observed the following guest purchasing behaviors. Within some merchandise categories, guests are shifting from best to better products, into good. Such as buying less organic produce or salon hair care. However, certain best items, such as C9 by Champion, Fieldcrest and Dwell Studio, continue to perform stronger than their respective categories, as guests either save for the features and benefits they really want or shop at Target instead of department or specialty stores.

Guests are switching from services they used to purchase, to products that allow them to perform those services at home. Such as buying nail polish or hair color, instead of going to the salon. And buying single serve coffee makers, instead of going to coffee shops. Rather than buying complete outfits, guests are buying a single piece, like a top and some accessories to go with it. And sales of popcorn poppers and microwave popcorn are very strong, as guests recreate the theater experience at home.

Food is increasingly a key focus in our efforts to increase shopping frequency. Our mix of discretionary and nondiscretionary offerings has allowed our guests to do more in one store for quite some time. And our evolution in food, with our new PFresh format will provide our guests with even greater convenience. This new format offers an enhanced food assortment, with expanded dry, [scary] and frozen foods and high frequency perishables. This new format has been driving additional fill-in grocery trips and generating incremental sales across the entire store. We will continue to test this new format throughout 2009, rolling it out to more than 40 new stores and about 63 remodeled stores. For a total of more than 100 stores by year end. If the format continues to deliver the favorable results we have been experiencing, we plan to offer the format in most of our new and remodeled stores over the next three years.

We’ve also been leveraging the strength and growth of our own brands. Making great progress on our own brand strategy. Our goal to consolidate and extend Target’s own brands, to create fewer brands, with greater visibility and consistently across our merchandise assort. The breadth, depth, innovation and price of these brands deliver exceptional value for our guests, while improving our margins. Target brand, our exclusive line of health, beauty and household essentials, has been a very popular brand with our guests for many years. Over the past five years, sales of this brand have grown at a compound annual rate of 25%. To position the brand for continued growth and profitability, we are relaunching Target brand as ‘up & up’. With products’ quality, packaging and marketing that are representative of the national brand equivalents.

This relaunch, which is already underway, allows us to create a new and more powerful brand identity for this assortment. The rollout began with Sun Care in March and will products spanning 40 categories when our marketing push begins later this summer. While ‘up & up’s enhanced packaging and design help us deliver on the “Expect More” side of our brand promise, the brand definitely helps our guest “Pay Less.” On average, ‘up & up’ products represent a savings of about 30%, when compared to their national brand equivalents. And because margin is generally higher on owned brands, we’re able to increase our profitability by thoughtfully growing and evolving our own brand portfolio.

When it comes to paying less, we know that value is more than price. It’s a combination of quality, design and affordability. We recognize, however, that price continues to be a critical importance in our guests’ shopping decision. Our goal is to stand for exceptional affordable, everyday shopping. And our efforts around price and price perception are helping us better convey how affordable and competitive a Target shopping trip really is. We don’t ever want price to be a barrier to shopping at Target. For this reason, we’ve been testing a low price promise in Target stores in the Denver and Orlando markets and in select Minneapolis stores. The policy allows these stores to match advertised prices from competitors on identical items in local markets. And assures guests that our products are priced right. It’s still too early to gauge the impact of this test but so far, guests have requested very few price adjustments.

I mentioned that we’ve conducted research that demonstrates the continued power and relevance of our “Expect More Pay Less” brand promise. However, we discovered an opportunity to tie our brand promise more closely to Target and speak to our guests in a more authentic voice. Our new broadcast campaign reflects real moms. This more direct and genuine approach to broadcast marketing shows moms telling personal stories about Target’s great store experience and prices. This evolved tone and voice will strengthen the emotional bond we have with our guests. While our circulars will continue to feature fewer items, more groceries and trips driving commodities and a stronger emphasis on price and value.

While discretionary categories have been the hardest hit in this economy, they remain extremely important for our guests and our business. We will continue to provide newness and a compelling reason to shop at Target. Offering as many or more designers in the first quarter and throughout spring, as we did during the same time frame last year. Demonstrating our continued commitment to differentiated content. Last month, for Earth Week, we launched two popular sustainable lines; NEO for Target, which featured outdoor living products and Loomstate, an apparel. Also in apparel, the latest GO International collection, by Tracy Feith, hit stores and Target.com earlier this week. His vintage-inspired, yet fresh designs, continue our ongoing commitment to delighting our guests with fresh and emerging designers.

Our second designer collaboration with world renowned fashion icon, Anna Sui, will be available in stores and on Target.com for five weeks, starting in mid-September. Sui attended Parsons School of Design in New York, served as a stylist for acclaimed fashion photographer Steven Meisel, and designed for several companies before launching her first collection in 1980. We are thrilled to offer her vibrant, pop culture-inspired collection, with its vintage influences and sophisticated nuances to our guests at a great value. Our limited-time-only program in jewelry and accessories continues to deliver newness and contribute to the unique shopping experience. In August, we’re looking forward to the Anna Sheffield collection. This collection consists of 45 different styles that are fund and flirty. And offers sterling silver keepsake pieces, including a range of delicate drop and playful stud earrings and charmed necklaces with multiple chains and rings.

We will continue to drive sales with our plans for secondary spring and summer seasonal events, as well as the key back-to-school and back-to-college season. In June, we will release the limited edition [Drauer] for Target collection, which includes more than 30 items in bedding, home accessories and stationaries, from designer Drauer [Bensatrite.] His products are intuitive and easy to use designs, that are enhanced by whimsical patterns, rich colors and unique shapes. The collection includes multifunctional and transformative items, such as a bookcase that can be used in many different configurations, reversible bedding and a mirror that can hang on a wall or stand on the desk. We’ll drive traffic during these key seasons through our circular, direct mail incentives and for back-to-college, a much more aggressive social and online media mix.

We’ll speak to mom and her need to provide what her kids want but on her budget, while speaking to students in a way that resonates with them. As part of our continued commitment to multichannel integration, Target.com will completely reinvent our music, movies, books and video game offerings, starting in August. Target.com will be revamped to include trailers, audio clips, book reviews and suggestions. Making it a completely new experience for our guests. We are committed to maintaining our innovative edge in the current economy, by continuing to focus on the critical areas of frequency, value and differentiation. While improving guest satisfaction and attracting new guests. We look forward to continuing to find new ways for our guest to depends on us to meet the needs of her household. Now, Doug will discuss our financial performance in the first quarter and our outlook for the second quarter of 2009.

 Doug Scovanner  - Target Corporation - EVP and CFO

 Thanks Kathy. In my remarks today, I plan to discuss the drivers of our performance in each of our two business segments in the quarter and I’ll also provide an outlook for our cash flow and earnings for the remainder of our year. At the time of our earnings call, about 90 days ago, we had just ended a quarter in which weak and volatile economic conditions created unique challenges in both of our business segments. In our retail segment, we had just finished a period in which our sales results were much harder to predict, whether by day or across geography or across merchandise categories, than had been true in the past. You’ll no doubt also recall, that our Q4 same store sales were weaker than in any other quarter in modern history.

Yet, there were some modest positive signs as we entered 2009. Our inventory levels were exceptionally clean. Our planned quantities of fresh fashion merchandise were appropriately conservative. January sales had been better than the holiday season. And our daily sales volatility had begun to moderate. Yes, a lot of uncertainty remained, particularly, about the overall economic environment that we might be facing going forward. Against that backdrop, our first quarter retail profit, measured in EBITDA or EBIT, whether in dollars or expressed as a percent of sales, turned out to be much better than our expectation at that time.

These results were driven by slightly better than expected sales and by much better than expected gross margin and expense performance. Focusing first on our sales, total results were up slightly and same store results were down 3.7%. Same store sales, in turn, were driven by a decline in transactions of a little more than 1%. With the remainder due to a decline in average transaction size, measured in dollars. Further decomposing the drivers of an average transaction, the average number of items in each transaction declined more than 3% from a year ago, which was partially offset by about a 1% increase in the average selling price per item.

Turning next to generation of gross margin. As expected, we experienced pressure on gross margin rates due to stronger sales growth in our lower margin traffic driving businesses, than our pace of sales in our higher margin businesses. In isolation, this depressed gross margin rate by about 80 basis points, essentially, all of which offset by better gross margin rates across most merchandise categories in the store. This was driven, in part, from favorable markdown performance due to clean inventories and disciplined control over the flow of receipts of marked down sensitive goods and in part, by improved mark up in many categories as well. Our supply chain costs, recorded in cost of sales, also contributed favorably in the quarter.

Separately, our retail segment EBIT also benefited from continued strong expense performance in the first quarter. Our stores organization continues to drive meaningful improvements in productivity, while maintaining our brand standards for staying in stock and providing friendly service and fast checkout in our stores. In addition, we enjoyed the benefit in the period of yet another favorable adjustment to our workers’ compensation accruals, reflecting improvements in team member safety, in both our stores and in our distribution centers. Year-over-year, we also benefited in the period from changes in the timing of some expense times. For example, timing of our marketing programs this year benefited the first quarter and will created a head wind in the second quarter. On balance, though, the majority of our year-over-year expense rate improvement reflects sustainable operating discipline that we’ve been able to achieve in this challenging economic and consumer environment.

Turning to our credit card segment. We experienced results in the quarter that were fully consistent with the expectations laid out 90 days ago. Notably, the portfolio delivered profitability that, while modest by our historical standards, continued to lead the way among benchmark card issuers. Annualized revenue yield of 21.7% of average receivables, was about 200 basis points lower than the yield in last year’s first quarter.

Driven primarily — due primarily, that is, to a lower prime interest rate. Other matters affecting revenue yield, such as the benefit of prior changes in terms, essentially offset the impact of lower late fee income, among others.

Most importantly, net write-offs were right on our previous expectations and we continue to enjoy much better early stage delinquency metrics than just 90 days ago. This is a very welcome development regarding likely future write-offs. More about our outlook in a few minutes. Operating and marketing expense performance in this segment favorably leveraged as well. Our overall managed portfolio delivered a 250 basis point spread to LIBOR in the quarter. And while this was below our very strong first quarter performance last year, it’s way ahead of current year results of the largest competitive card issuers, most of whom recently reported first quarter 2009 losses in their comparable credit card segments.

Now, I’d like to turn to our expectation for the generation and use of cash in our operations. In February, I said that we expected to generate in excess of $4 billion of cash flow from operations this year. And that if achieved, this would be more than ample to fund all of our needs, including expected capital expenditures of just over $2 billion, debt maturities of $1.3 billion, and dividends on our common shares of about $500 million. All without the need to access the term debt capital markets. This guidance remains sound today. Again, we might choose to opportunistically enter the debt capital markets in 2009 but our liquidity and cash flow provide us the luxury to be able to very picky about our timing and approach to these markets if we approach them at all.

Our new store and capital investment plans have not changed since we last described them to you. We’ll decide some time in the next six months, whether and to what extent, we might elect to commit to additional new stores in our final round of openings in October of 2010. We’ll also decide some time in the next six months, how fast the plan the potential 2010 rollout of an expanded food assortment, including perishables, in our general merchandise stores as well. When made, these decisions would have more to do with our 2010 capital investment and cash flow than with our outlook for 2009.

Now, let’s turn to our P&L expectations for the rest of this year. In our retail segment, we continue to focus on driving traffic to our stores. A portion of which reliably converts to sales of our higher margin merchandise, even in this environment. Nevertheless, in the short-term, we continue to expect to produce overall low to mid single digit percentage declines in same store sales. And we expect to continue to mitigate some of the potential adverse impacts of our sales mix and of deleveraging the expenses, by thoughtful, creative and disciplined practices throughout our enterprise. In fairness though, we’re not likely to repeat in the second quarter the extraordinary year-over-year margin performance we enjoyed in this segment in the first quarter. Looking beyond the next quarter, most likely by the fourth quarter, we would expect to surpass last year’s performance in same store sales and in generation of EBIT and EBITDA.

Looking forward in our credit card segment, we continue to favor reducing our near term risks, at the likely cost of causing a somewhat smaller portfolio of receivables than otherwise could have been the case. We continue to expect net write-offs to remain stable in the second quarter, at a level near our first quarter experience of approximately $300 million. While we’re very cautious about making bold predictions about the third and fourth quarters on this metric, we think it is unlikely that net write-offs would increase from this current experience. While our internal portfolio metrics are improving, we temper the magnitude of our enthusiasm based on the external or macroenvironment, including likely the future path of unemployment statistics.

In summary, at the moment, the median first call estimates for Target envision EPS of $0.63 in the second quarter and $1.46 for a second half of this year. Today, from our point of view, these seem achievable. But until and unless we begin to enjoy a better pace of sales, it will also remain challenging to meet or exceed these estimates. Now, Gregg has a few concluding remarks before we move onto the q-and-a. Gregg?

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 As you’ve heard this morning, Target remains focused on delivering continuous innovation and outstanding value. We are encouraged by the positive signs we are observing in both our retail and credit card segments. And we are actively pursuing initiatives to capitalize on opportunities in the marketplace that leverage our brand and fuel our continued profitable growth. We remain committed to delivering a shopping experience that resonates with our guests, that sustains our competitive advantage and that creates substantial value for our shareholders over time.

Before we take your questions, I want to publicly congratulate Doug for his recent ranking by Institutional Investor as the top CFO within our category. Those of you that know Doug, will certainly agree that this honor is well deserved. That concludes our prepared remarks. Now, Doug, Kathy and I, will be happy to respond to your questions. Hello, operator, are there any questions?

QUESTION AND ANSWER

Operator

 (Operator Instructions) Your first question comes from the line of Gregory Melich with Morgan Stanley.

 Gregory Melich  - Morgan Stanley - Analyst

 Hi, good morning everyone. And congrats on pulling this through on the cost side. Could you get into a little more, Doug, in terms of SG&A? I know that there were a few things that helped that you said were timing related. Should we still be thinking that SG&A dollars this year could grow maybe 2% or 3% or is it possible to actually keep it flat or even slightly down?

 Doug Scovanner  - Target Corporation - EVP and CFO

 Greg, that’s a great question and it depends heavily on the pace of sales. I think it’s still good advice to think that we will favorably leverage SG&A for the year, at say a positive 1% or so same store sales performance. And deleverage, to the extent that same store sales are below that. So, it really has a great deal to do with our pace of same store sales.

 Gregory Melich  - Morgan Stanley - Analyst

 Okay, great. And then on the gross margin side, the mix hit about 80 bips. If I remember correctly, that’s a little bit more than it’s actually been running. Is that just straight because of comps or did some of the mix actually change within the categories that hurt that?

 Doug Scovanner  - Target Corporation - EVP and CFO

 It’s comps across the categories. And it’s a little worse but we’re talking about handful of basis points, compared to some of our most recent experience. For the year, last year, it was 60 but there were periods that were obviously more than 60 during the year.

 Gregory Melich  - Morgan Stanley - Analyst

 Okay, great, thanks.

Operator

 Your next question comes from the line of Charles Grom with J.P. Morgan.

 Charles Grom  - J.P. Morgan - Analyst

 Thanks, good morning. Just the follow up on that last question, just on the timing of certain expenses, Doug. Can you just share with us, either in dollar amount percentage or basis points, how much is going to shift back into 2Q?

 Doug Scovanner  - Target Corporation - EVP and CFO

 Absolutely. The single biggest timing issue for us, I mentioned in my remarks, which is our marketing and advertising expense, give or take benefited Q1 by about 30 basis points. And some of that, a meaningful part of that, will turn around in Q2.

 Charles Grom  - J.P. Morgan - Analyst

 Okay. And that’s basically the only timing expense during the quarter?

 Doug Scovanner  - Target Corporation - EVP and CFO

 There are always a big list of timing issues but generally speaking, obviously, they cancel out across the year. And in the quarter, we had other issues of a timing nature that ran both ways. But that one rises far above the rest.

 Charles Grom  - J.P. Morgan - Analyst

 Okay, great. And then, Gregg, on the top line, you referenced stability. And I don’t recall you saying that in the past few conference calls. Could you talk to maybe the magnitude of how much the day-to-day volatility in sales is compressed and also, any trends in the California and Florida markets?

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 Yes, by stability, we’re referring to the fact that our same store sales have been consistently in the mid single digit decline range. But we are also seeing that the sales pattern variability, either within category or between the categories, are less than it had been in the past. The daily sales variability are less volatile than what we’ve experienced in the past. And the geographic sales variability has been less volatile than what we’ve seen in the past. Some of the hardest hit states are still underperforming the average of the chain but they’re not as nearly as negative as they were in 2008 and in particular, the third and the fourth quarter.

 Charles Grom  - J.P. Morgan - Analyst

 Okay. Great. And then, one for Kathy. Just Penney’s and Kohl’s have talked to source and costs down anywhere between 3% to 10% in the back half of ‘09 and even more so in 2010. Just wondering, I know you guys have a little bit of a different sourcing by region, just wondering about the decent ballpark for you? And a little bit of sense for how you think that could support gross profit margins in the back half of the year?

 Kathy Tesija  - Target Corporation - EVP Merchandising

 I would say that that’s within the range of what we expect. I would guess probably more like 5% to 7% or 8%. And we’ve seen some of that already this year but we believe that it will grow as we move through the quarter here. And in terms of how that translates to gross profit, I think a lot of that will be reinvested in pricing, to make sure that we’re offering the best value to our guest. And so, at this point, it’s hard for me to tell you exactly what I think will flow through. But I would say that most of that is going to be reinvested in the product.

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 Yes, I would agree, we expect these same kinds of price decrease that we’re experiencing. Other retailers are going to get the same kind of pricing decreases. So, it’s really about making sure we’re competitive, that we’re growing our market share, particularly in these profitable discretionary categories. So, that’s really the number one priority, is to be right in terms of price in the marketplace. And if we can flow a little bit to the bottom line, that’s an additional benefit. But first and foremost, is being competitive and increasing our market share.

 Charles Grom  - J.P. Morgan - Analyst

 Thanks very much.

Operator

 Your next question comes from the line of Adrianne Shapira with Goldman Sachs.

 Adrianne Shapira  - Goldman Sachs - Analyst

 Thank you. A few questions. First for Kathy, the way you had described your customers, it seems like a bit of a shift, with your higher end customers shopping perhaps a little bit less frequently but adding to perhaps — picking up a little bit more of a value oriented customer. Can you just talk about how, then, you’re assorting the mix? Where you are? Do you have the right mix to address what seems to be a little bit of a shift in customer demographic?

 Kathy Tesija  - Target Corporation - EVP Merchandising

 Adrianne, I don’t think that it’s necessarily a shift. I think we’re probably describing it more fully now, as we’ve seen this trend continuing for some time. But our best guests, the highest income guest, bought lots of discretionary, took many discretionary trips to Target throughout the year. And as her budget got tighter, we saw her start to be a little bit more choosey about some of these trips. And so, that’s just continued on. And I think we understand it better today. Our guest count is up, so we do not believe that we’re losing guests. We believe that they are choosing to take fewer of those discretionary trips. And I described that a little bit in my comments, where they might be picking up an accessory when they come in versus making an apparel trip, where they’re going to buy a whole outfit. And in terms of the low end, I’m not — I don’t believe that we’re picking up more at the low end than we are at the high end. I think that we’re just increasing guests overall or increasing trips in the nondiscretionary side. And guests are being a little bit more particular of how many trips they take on the discretionary side.

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 The other thing we’re seeing, Adrianne, as we commented, is while we’re still attracting new guests, they are being far more particular and disciplined in their spending patterns within the stores. So, we’ve observed more guests shopping with the circular, circling the items that they want. They’re coming into our stores. They have lists. And they’re very disciplined in terms of making sure that they don’t go beyond what they have on their list. And I think that’s what we’re seeing in terms of slightly fewer items in the basket, is due to the discipline and the regimen that they’re subjecting themselves to in this economic environment.

 Adrianne Shapira  - Goldman Sachs - Analyst

 Great. That’s helpful. And then, just shifting a little bit in terms of the pricing environment out there. You’ve done a great job on inventory control, as have your competitors. Just give us a sense, characterize what — how promotional it is out there. Clearly, it’s intense focus on price value but where you thought it was going to be? And to your points about favorable markdown and improved mark-up, your thoughts in terms of ability to flow some of that to the bottom line going forward?

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 Yes, I would start by going back to the third and fourth quarter of last year, and talk about the fact that there was such a glut of inventory in the marketplace, as a result of the steep declines in same store sales, after everybody had booked their receipts for the latter half of the third and the fourth quarter. So, what we observed during that time frame was the liquidation of inventory levels that were just too high within the marketplace. What we’ve now observed is most retailers, Target included, have reset their inventory levels and their receipt flow is in much better balance with their sales. And so, we’re experiencing somewhat of a more normalized environment. The environment that we have typically experienced throughout 2007 and the first part of 2008. So, it’s still competitive and people are aggressive and there’s a fair amount of promotional activity but it’s not at the same levels of intensity and the deep discounts and the additional pages and broadcast levels that we were experiencing in the fourth quarter, in particular, last year.

 Adrianne Shapira  - Goldman Sachs - Analyst

 Great, thanks. And then, just lastly, Doug, in terms of store growth plans, you had mentioned you’re still in the planning stages. But perhaps just revisit the range. I think we had heard five to 30 in 2010. Is that the right range? And it will — depending on where you come out, that’s how we should think about openings in 2010? Thanks.

 Doug Scovanner  - Target Corporation - EVP and CFO

 Yes. What — we have committed to five stores in 2010 at this point. That was the same number that we disclosed 90 days ago. We haven’t put new stores into that pipeline during that period. We said 90 days agao, we had the potential to add as many as 25 more for the October 2010 cycle. We still have the potential to add lots and lots of stores in the October cycle but probably not as many as 25 at this point.

 Adrianne Shapira  - Goldman Sachs - Analyst

 Thank you.

Operator

 Your next question comes from the line of Wayne Hood with BMO Capital.

 Wayne Hood  - BMO Capital Markets - Analyst

 Doug, I had a question for you on the credit side and then, related to the new prototypes. On the credit side, could you give us some sense of the pace of decline that you expect managed receivables to kind of be tracking into the second quarter and into the back half of the year? And then, can you speak to, a lot of credit card providers we talk to today are seeing the same thing. Where they have favorable early stage delinquencies but defaults continue to rise. And that’s the most troubling thing to them, is getting their hands around that, not the early stage delinquencies. So, could you speak that, about why you feel more comfortable than they would about being able to manage those defaults, even though they’re experiencing the same thing in early stage delinquencies? And then, I had a question around the new prototypes.

 Doug Scovanner  - Target Corporation - EVP and CFO

 Yes, with respect to total receivables, some time in next several months — next couple of months, we will cross over with receivables about equal to last year’s levels, on a gross basis. Obviously, with our larger allowance this year, on a net basis, that’s obviously different timing. By the time we get into the back half of the year, by the time we get to the end of the year, I continue to expect gross receivables to be down somewhere in the $0.5 billion to $1 billion range. There are obviously a lot of factors that will affect that outcome. Please don’t be too harsh if we end up somewhat outside of either end of that range. There actually, could be some very favorable dynamics that would cause us to be outside of that range.

On your question about early stage delinquencies and how that flows through to write-offs. I think that in many cases, our portfolio over time is showing some signs that will end up flowing into many of the money center bank portfolios later. The issue that you’re describing was a profoundly important issue for us three to six months ago. As our late stage delinquency and write-off experience was far worse relative to early stage delinquencies than it had been historically. I don’t think you need to look any farther than the quarter just ended, in which we correctly assessed the flow rates across these different levels of delinquencies and predicted, within a fraction of 1%, what our net write-offs for the quarter would be. And I feel quite good about making the same second quarter prediction about net write-offs that we made 90 days ago.

So, I think ultimately, you’re seeing at minimum some stability in our portfolio. Perhaps some net improvement, as we get out later in the year this this net write-off statistic. Our enthusiasm is only tempered by a continued deterioration in some of the macroeconomic statistics that are tightly correlated with write-offs. If it weren’t for expectations of further deterioration in unemployment rates, we’d be little more bullish about our likely net write-off experience in the third and fourth quarters.

 Wayne Hood  - BMO Capital Markets - Analyst

 And my second question, Doug, relates to the prototype stores. Do you have any refinement in the capital costs around those remodels, both — maybe from a capital standpoint and then just a pure labor expense standpoint? And as you think about that, does that — you roll those out in ‘10, whatever number it may be, does it change the leverage point at which you think you can lever comps? And then, how — when can we expect the inventory start to flowing through the P&L — or through your bash balance sheet, as you begin to prepare for that?

 Doug Scovanner  - Target Corporation - EVP and CFO

 Several points there. Generally, as we have incorporated all of our newest thinking into our new store prototypes, the increment of capital compared to our discount stores in the past, runs in the range of $1 million. As we think about how much capital we would invest per store to remodel existing discount stores, the number ranges beyond that figure, as we incorporate other elements of remodeling throughout the store. Because once we’re into a store, it just makes a lot of sense to take care of some other unrelated things. While there’s a wide range, I think that it’s safe to say, give or take, $3 million is probably a good working figure, at this point, per copy.

Your leverage income is a fascinating one because on the one hand, certainly there’s expense related to execution and there’s some increment of ongoing expense. But of course, the denominator is changing as well. There’s a lot of extra sales. After all, we wouldn’t be doing this if it didn’t drive meaningfully higher sales. Net-net, once we get a little deeper into this year, we’ll pull together analytically all the pieces of that analysis and talk about it. And while it’s margin, it’s an interesting issue. Big picture, this is not some kind of fundamental driver of earnings in the short run that you should have any concern about.

On your inventory question, at the margin, of course, this is much faster turning product than the average product in our stores. And therefore, even though it adds a modest amount to inventories, it will add a commensurately modest amount to payables. And so, it really isn’t the cash flow issue nor any kind of inventory that carries any form of fashion risk.

 Wayne Hood  - BMO Capital Markets - Analyst

 Thank you, Doug.

Operator

 Your next question comes from the line of Deborah Weinswig with Citi.

 Deborah Weinswig  - Citigroup - Analyst

 Good morning and congratulations on the quarter. A few questions. One, I know you haven’t broken it out historically, but how should we think about your comp on your grocery related merchandise? And also, with food becoming an increasingly important category, can you some shed light on what you’re doing to drive your price message? And some of the food retailers are now offering free food or other significant discounts to drive traffic and share.

 Doug Scovanner  - Target Corporation - EVP and CFO

 Food is still of course, only 15% of our overall sales. So, it’s today, considerably smaller than home or apparel to pick a few nuts or random examples. Obviously, it’s growing faster. And in our case, even against the backdrop of a negative 3.7% combined same store sales experience in Q1, across the board, we were quite positive in food categories. Quite positive in RX. Quite positive in OTC. So, these frequency building categories continue to drive very interesting and highly and perfectly acceptable same store sales performance.

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 The promotional intensity and the frequency by which competitors use food to draw traffic, is really not that dissimilar to what we’ve already been experiencing in other nonfood commodity categories, whether it’s household chemicals or paper goods. So, there are a garden variety of ways to promote food and other frequency categories. I would tell you that first and foremost, we’re committed to maintaining an every day competitive position in the marketplace. Just like we have for decades in our nonfood categories. And so, we’re going to be focused in ensuring that, day in and day out, our food prices are equal to or better than our primary competitor, which is Wal-Mart. And then, we will deploy the same kinds of promotional tactics, as we have traditionally, as it relates to exposing and promoting food. So, we’ll look at opportunities in print, with our circular, or direct mail pieces. When we have the right kind of critical mass in certain markets, we will develop broadcast campaigns to convey that or even receipt marketing campaigns. So, we’ll use the entire Target tool box to promote food, as we increase its presence and density, as we roll out PFresh into more stores throughout this year. And then, into 2010 and beyond.

 Deborah Weinswig  - Citigroup - Analyst

 And then, the home category has been quite strong at a lot of your competitors. Can you just talk about your trends in the category and what you expect to see going forward as well?

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 Well, I’m not sure what quite strong means. I think that what has been described as the deeply negative same store sales, have become less negative or perhaps in some time frames, they may even have become slightly positive. So, it’s still really not a healthy industry, overall. And part of the same store sales increases or decreases depend upon the base period of analysis. And what we’re seeing is, there is underlying stability and our business is less negative than it has been in the past. But as Kathy described, it’s more about the replacement part of the business. So, we’re selling more sheets and towels and pillows and pillow cases. And we’re doing less redecorating of rooms or full lifestyle kinds of merchandising. So, it’s still under pressure because it’s such a highly discretionary category. But we have seen some signs of stability and some categories are actually performing better than they have in the past. So, it’s getting better, it’s still not where we would like it to be.

 Deborah Weinswig  - Citigroup - Analyst

 Okay.

 Kathy Tesija  - Target Corporation - EVP Merchandising

 One other thing that I’d add to that, Deborah, is just some of the categories, with families eating out less and staying home more, we’re seeing some of those categories pop in home. Cookware or pantryware, things of that nature that allow them to do more cooking at home or entertaining of their friends.

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 Operator, we probably have time for one more question to hit our time slot.

Operator

 Your final question comes from the line of Dan Binder with Jefferies.

 Dan Binder  - Jefferies & Co. - Analyst

 Hi, good morning and congratulations on a good quarter in a tough environment. My questions pertain to credit. I wanted to try and better understand what the likelihood, if any, is that we see the reserve for bad debts come in at a lower pace than write-offs going forward? Obviously, you’ve reserved well in excess of write-offs and presumably at some point, that can reverse. I’m just curious if you can give us a little bit of color on that? And then, secondly, as it pertains to the spreads over LIBOR that you achieved in Q1, well known at this point. I was wondering if you could share with us, your thoughts of what that might look like going forward and taking into consideration some of the policy changes recently?

 Doug Scovanner  - Target Corporation - EVP and CFO

 Well, those of course are related questions. To the extent that we expense less than we write-off, our spread to LIBOR will increase and our allowance would decrease. Back to some of my earlier remarks, today we have just a shade over $1 billion in our allowance. Clearly, if I looked solely at our internal metrics, I would be very encouraged about the likelihood of reserve reductions later in the year. As this early stage delinquency favorability that we’re currently experiencing, to a fairly substantial extent, would flow through our thinking and our assessment of the future write-off potential of our portfolio at the end of Q2, at the end of Q3 and so forth.

I only temper that enthusiasm for fairly meaningful potential decreases in our allowance, by observing that it’s a tough world out there and it’s a tough world in a lot of respects. It is a tough world, especially, in employment and unemployment statistics, which have historically been very highly correlated with industry write-off metrics. Separately but in a highly related sense, currently, our net write-off experience is being adversely affected buying by aggravated levels of personal bankruptcy. Much harder to predict the timing of how that flows through our portfolio, than the more scientific approach to figuring out the portion of gross write-offs due to aging.

But net-net, clearly, the reserve is not likely to increase. The question is; To what extent and over what time might it decrease? We’ll stay on top of this and be as clear as we can moving forward. But certainly, there’s some potential for some interesting developments in this portfolio. Favorable developments, from a profitability and a spread to LIBOR sense, to the extent that we feel comfortable that it’s appropriate to reduce the reserve in light of improving risk metrics, if that were to occur in the back half of the year. And I think Gregg has a few concluding remarks and we’ll let everyone get back to their day. Thank you.

 Gregg Steinhafel  - Target Corporation - Chairman, President and CEO

 That concludes Target’s first quarter 2009 earnings conference call. Thank you all for your participation and ongoing support for our strategy, management and Board.

Operator

 This concludes today’s conference call. You may now disconnect.